Exhibit 99.1

Access Chairman Resigns for Personal Reasons

RESTON, Va.--(BUSINESS WIRE)--February 2, 2009--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, announced today that Chairman Jacques Rebibo submitted his resignation from the Board of Directors on January 29, 2009, to be effective February 1, 2009. He cited only personal reasons. For the remainder of the current term, the Board of Directors has elected President and CEO Michael Clarke as Chairman and Director John Edgemond as Lead Independent Director to fulfill the void created by Mr. Rebibo’s departure.

Mr. Rebibo served as a Director of the Corporation since inception in 2002 and of its lead subsidiary, Access National Bank, since organization of the De Novo in 1999. “We owe much of our success to Jacques’ leadership and vision dating back to the strategic merger of our De Novo Bank with Mortgage Investment Corporation (now Access National Mortgage Corporation) in 1999,” said Michael Clarke, CEO. Mr. Rebibo was Chairman of Mortgage Investment Corporation at the time of its merger with Access National Bank in December 1999 and became a Director of the surviving Bank. He was elected Chairman of the Board in February 2000 and served in that capacity until his resignation.

According to Mr. Rebibo, “Management has done a superb job with the Bank’s performance in these stressful conditions and they will have my full support going forward as I remain an interested and significant shareholder.”

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area and other select markets. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC files.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100